Exhibit 99.2

NEWS RELEASE
LINN ENERGY ANNOUNCES PRIVATE OFFERING OF SENIOR NOTES
Houston, March 22, 2010 — LINN Energy, LLC (NASDAQ: LINE) and its subsidiary, Linn Energy Finance Corp., announced plans to commence a private offering to eligible purchasers of $500 million in aggregate principal amount of its senior unsecured notes due 2020. The Company intends to use the majority of the net proceeds from the proposed $500 million notes offering to reduce debt under its revolving credit facility. A portion of the proceeds will also be used to unwind certain interest rate derivative contracts.
The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas development company, with approximately 1.7 Tcfe of proved reserves in producing U.S. basins as of year-end 2009.

CONTACTS:	Investors:
LINN Energy, LLC
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
LINN Energy, LLC
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.